As filed with the Commission on June 19, 2003               File No. 333-_______

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              AMP PRODUCTIONS, LTD.
                 (Name of small business issuer in its charter)

    Nevada                        7812                           98-0400189
  (State of             (Primary Standard Industrial          (I.R.S. Employer
Jurisdiction)            Classification Code Number)         Identification No.)

                              2708-939 Homer Street
                              Vancouver, BC V6B 2W6
                                  604-688-1075
          (Address and telephone number of principal executive offices)

                                 Thomas E. Mills
                              2708-939 Homer Street
                              Vancouver, BC V6B 2W6
                                  604-688-1075
            (Name, address and telephone number of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
==============================================================================================

Title of Each Class of Securities         Proposed Maximum Aggregate       Amount of
to be Registered                          Offering Price (1)               Registration Fee
common stock, $0.0001 par                          $175,000                $14.16
value per share
Total                                                                      $14.16

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act and based upon 1,750,000 shares of common stock to be sold in this offering.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

PROSPECTUS                                                 Subject to Completion
                                                           June 5, 2003


                              AMP Productions, Ltd.

                                  Common Stock

     This prospectus relates to the sale of up to 1,750,000 shares of common stock that may be sold by us at $0.10 per share. The common stock will be sold through our officers or directors to investors outside the United States. There is no minimum number of shares to be sold in order for us to accept funds. No escrow account will be used. No assurance can be given as to the number of shares that we will sell or that we will be able to sell any shares.

     This is our initial public offering. No public market currently exists for our shares although we intend to apply for quotation on the Over-the-Counter Bulletin Board in the future. The offering price for our common stock was arbitrarily determined and may not reflect the market price of our shares after the offering.

     The shares will be offered and sold by our officers and directors who will not receive any commission. In the future, we may engage broker/dealers who are members of the National Association of Securities Dealers to assist in our sales of common stock and who will be paid a commission on such sales. We currently have no agreements, arrangements or understandings with any broker/dealers to sell our shares. In the event we engage a broker/dealer to assist in our sales, we will amend our registration statement, of which this prospectus is a part of, to reflect this arrangement.

     This offering will expire 90 days from the effective date and may be extended for an additional 90 days to a date not to exceed December 31, 2003 (Expiration Date). We may terminate this offering prior to the Expiration Date.

     INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS," PAGE 6. THE COMMON STOCK OFFERED HEREIN SHOULD NOT BE PURCHASED BY ANY INVESTOR WHO CANNOT AFFORD TO LOSE THEIR ENTIRE INVESTMENT.

     These securities have not been approved by the Securities and Exchange Commission nor any state securities agency nor has the Commission or any agency passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                            Price to Public     Underwriting     Proceeds to the
                                                Discounts and    Company (1)
                                                Commissions
Per Share.................. $0.10               $0               $0.10
Maximum 1,750,000
shares..................... $175,000            $0               $175,000

(1) Proceeds to AMP Productions, Ltd. are shown before deducting offering expenses payable by us estimated at $20,000, including legal and accounting fees and printing costs.

                       The date of this Prospectus is June 5, 2003.

                                TABLE OF CONTENTS

                                                                            PAGE

PROSPECTUS SUMMARY............................................................3
FORWARD-LOOKING STATEMENTS....................................................5
RISK FACTORS..................................................................6
USE OF PROCEEDS..............................................................13
DETERMINATION OF OFFERING PRICE..............................................14
DILUTION.....................................................................14
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.....................15
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION....................16
DESCRIPTION OF BUSINESS......................................................18
DESCRIPTION OF PROPERTY......................................................31
LEGAL PROCEEDINGS............................................................32
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.................33
EXECUTIVE COMPENSATION.......................................................33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................33
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............33
PLAN OF DISTRIBUTION.........................................................34
DESCRIPTION OF THE SECURITIES................................................34
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
     ACT LIABILITIES.........................................................35
LEGAL MATTERS................................................................35
EXPERTS......................................................................35
AVAILABLE INFORMATION........................................................35
FINANCIAL STATEMENTS........................................................F-1



Dealer Prospectus Delivery Obligation

Until ___________, 2003, 90 days after the date of this prospectus, all dealers that buy, sell or trade in our securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter with respect to its unsold allotment or subscription.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety and particularly the information set forth in "RISK FACTORS" on page 6.

AMP Productions, Ltd.

     We were incorporated on February 27, 2003, under the laws of the State of Nevada. We are a development stage enterprise with our principal office located at 2708-939 Homer Street, Vancouver, British Columbia, Canada, V6B 2W6, (604) 688-1075.

     We are an independent motion picture studio in the business of developing, producing, marketing, and distributing low-budget feature-length films to movie theaters and ancillary markets. Since inception, our focus has been on developing our business plan, and acquiring options on literary works and screenplays that can be produced into commercially salable feature-length motion pictures at a cost not to exceed $10 million.

     In the next two years, we plan to acquire rights to two dozen screenplays that we can produce into feature films, and to produce and/or co-produce at least one feature film. To date, we have secured options to produce two screenplays as feature length motion pictures. We continue to review other potential film projects. On successful completion of this offering we intend to begin pre-production of one of our motion pictures, with principal photography commencing in the spring of 2004.

     We will derive income through the distribution of our films. We plan to release our films in the United States through existing distribution companies, primarily independent distributors. We will retain the right for ourselves to market the films on a territory-by-territory basis throughout the rest of the world and to market television and other uses separately.

     We believe that our location in Vancouver, British Columbia, will afford us economic advantages over similar United States based filmed entertainment studios. Due to the favorable exchange rate and the financial initiatives available from government sources, we believe that we can produce high quality films more cost effectively than would be possible in the United States. Vancouver is also the nearest Canadian film center to Hollywood.

     The demand for motion pictures remains strong. The motion picture industry has experienced steady growth since its inception. Most recently, with the advent of network, broadcasting television alliances, cable television and home video, the market has expanded faster than at any other time. Movies are being bought for pay-television cable networks as well as for the traditional outlets of theaters and network television. With the expansion of audience markets, and an increase in demand for motion pictures, independent producers like our company, have successfully filled niche markets and targeted specific audiences.

     We are dependent upon the raising of capital through placement of our securities. There can be no assurance that we will be successful in raising the capital we require through the sale of our securities. If we are unsuccessful in raising capital with this offering, we may have insufficient funds to continue our operations.

The Offering

Securities Offered:                         Up  to  1,750,000  shares  of common
                                            stock, par value $0.0001

Offering price:                             $0.10 per share

Offering period:                            The  shares are being offered for  a
                                            period of 90  days, unless we extend
                                            the offer, in our  sole  discretion,
                                            for  an additional 90 days to a date
                                            not later than December 31, 2003

Net proceeds to us:                         Approximately    $155,000,     after
                                            expenses  of  approximately  $20,000
                                            assuming sale of 1,750,000 shares

Use of proceeds:                            We will use the proceeds to pay  for
                                            offering expenses,  debt  repayment,
                                            the acquisition  of  motion  picture
                                            rights, motion  picture development,
                                            motion     picture   pre-production,
                                            equipment,  marketing  expenses  and
                                            working capital.

Number of shares outstanding                8,000,000
before the offering:

Maximum Number of shares outstanding        9,750,000  assuming   sale  of   all
after the offering:                         1,750,000 shares being offered.

Summary of Selected Financial Data

     We are a development stage company. From the date of our inception on February 27, 2003, to March 31, 2003, we have not generated any revenue or earnings from operations. As of March 31, 2003, our financial data is as follows:

                                                   As at or for the period ended
                                                   March 31, 2003 (inception  to
                                                   March 31, 2003)
Operations Data

Revenue                                            $0
Net Loss:                                          $13,216

Balance Sheet Data
Total Assets:                                      $5,785
Total Liabilities:                                 $18,201
Shareholder Equity:                                $(12,416)
Negative Net Tangible Book Value:                  $(12,416)
Negative Net Tangible Book Value Per Share:        $(0.002)

                           FORWARD-LOOKING STATEMENTS

INFORMATION IN THIS PROSPECTUS CONTAINS "FORWARD LOOKING STATEMENTS" WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS SUCH AS "BELIEVES", "ESTIMATES", "COULD", "POSSIBLY", "PROBABLY", "ANTICIPATES", "ESTIMATES", "PROJECTS", "EXPECTS", "MAY", "WILL", OR "SHOULD" OR OTHER VARIATIONS OR SIMILAR WORDS. NO ASSURANCES CAN BE GIVEN THAT THE FUTURE RESULTS ANTICIPATED BY THE FORWARD-LOOKING STATEMENTS WILL BE ACHIEVED. THE FOLLOWING MATTERS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO THOSE FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THE FUTURE RESULTS ANTICIPATED BY THOSE FORWARD-LOOKING STATEMENTS. AMONG THE KEY FACTORS THAT HAVE A DIRECT BEARING ON OUR RESULTS OF OPERATIONS ARE THE EFFECTS OF VARIOUS GOVERNMENTAL REGULATIONS, THE FLUCTUATION OF OUR DIRECT COSTS AND THE COSTS AND EFFECTIVENESS OF OUR OPERATING STRATEGY. OTHER FACTORS COULD ALSO CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THE FUTURE RESULTS ANTICIPATED BY THOSE FORWARD-LOOKING STATEMENTS.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING OUR COMMON STOCK IN THIS OFFERING. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

WE ARE A DEVELOPMENT STAGE COMPANY WITH LOSSES SINCE OUR FORMATION AND EXPECT TO INCUR NET LOSSES FOR THE FORESEEABLE FUTURE. WE HAVE NO OPERATING HISTORY UPON WHICH AN EVALUATION OF OUR PROSPECTS CAN BE MADE. FOR THAT REASON, IT WOULD BE DIFFICULT FOR A POTENTIAL INVESTOR TO JUDGE OUR PROSPECTS FOR SUCCESS.

     We are a newly organized development stage corporation and have a no operating history from which to evaluate our business and prospects. We have had no revenue. We had a minimal loss from February 27, 2003 (inception) to March 31, 2003. We had negative net worth of $12,416 and our working capital was $2,392 as of March 31, 2003. There can be no assurance that our future proposed operations will be implemented successfully or that we will ever have profits. If we are unable to sustain our operations, you may lose your entire investment. We face all the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with the formation and commencement of operations, including operational difficulties and capital requirements and management's potential underestimation of initial and ongoing costs. In evaluating our business and prospects, these difficulties should be considered.

IN THEIR NOTES TO OUR FINANCIAL STATEMENTS, OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE OPERATIONS AS A "GOING CONCERN". YOU MAY LOSE ALL OF YOUR INVESTMENT IF WE ARE UNABLE TO CONTINUE OPERATIONS.

     Since inception, the Company has suffered recurring losses and net cash outflows from operations. The Company expects to continue to incur substantial losses to complete the development of its business. Since its inception, we have funded operations through common stock issuances and related party loans in order to meet our strategic objectives. We have not established any other source of equity or debt financing. There can be no assurance that we will be able to obtain sufficient funds to continue the development of and, if successful, to commence the sale of our products and services under development. As a result of the foregoing, our auditors have expressed substantial doubt about our ability to continue as a going concern. If we cannot continue as a going concern, then you may lose all of your investment.

EVEN IF ALL OF THE SHARES ARE SOLD IN THIS OFFERING, WE WILL NEED ADDITIONAL FUNDS TO COMPLETE A MOTION PICTURE; IF WE FAIL TO OBTAIN ADDITIONAL FUNDS, OUR PLAN OF OPERATIONS MAY HAVE TO BE CHANGED OR YOU MAY LOSE YOUR ENTIRE INVESTMENT.

     Motion picture production requires significant capital. In addition to the proceeds from this offering, we will also require certain deferrals of production costs and/or additional outside financing to produce a motion picture. Such financing could take the form of co-production or joint venture arrangements or limited liability companies or partnerships in which we act as managing member or general partner, additional sales of our securities or an operating line of credit. Regardless of the amount of money we raise in this offering, additional financing will be needed to complete a motion picture. No assurance can be given that financing will be available to us, at all, or on favorable terms. Unless such additional financing is available to us, our production activities may be materially adversely affected and you may lose your entire investment. We believe the proceeds from this offering will satisfy our capital requirements for the next 12 months. Then we will have to arrange for additional financing.

     Our capital requirements depend on a number of factors, including the initial acceptance of our motion pictures by distributors and the public, and the costs to advertise. The timing and amount of such capital requirements cannot be accurately predicted. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. We have no financing commitments.

YOU MAY SUFFER SUBSTANTIAL CONSEQUENCES SUCH AS DILUTION OR A LOSS OF SENIORITY IN PREFERENCES AND PRIVILEGES AS A RESULT OF A SUBSEQUENT FINANCING.

     If we need to raise additional capital to implement or continue operations, we would likely have to issue additional equity or convertible debt securities. This will further dilute the percentage ownership of your investment in this offering. Furthermore, any new securities could have rights, preferences, and privileges senior to those of our common stock.

THERE IS NO MINIMUM AMOUNT OF FUNDS WHICH MUST BE RAISED IN ORDER FOR US TO HAVE ACCESS TO OFFERING PROCEEDS; WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN IF WE SELL AN INSIGNIFICANT NUMBER OF SHARES IN THIS OFFERING, WHICH COULD HINDER OUR ABILITY TO GENERATE REVENUE AND YOU COULD LOSE ALL YOUR INVESTMENT.

     We are a development stage company. We depend on the proceeds of this offering in order to develop and expand our business because our revenue is insufficient to do so. If we do not raise sufficient funds in this offering to develop and expand our business, we may conduct additional public or private offerings of our stock or make other funding arrangements such as loans or enter into strategic partnerships. We have not identified any specific alternative sources of funding other than this offering. We will have immediate access to funds raised in this offering. There is no guarantee that we will be able to sell all, or any, of the offered shares. If we sell only an insignificant number of the offered shares, we may not be able to develop or expand our business which will harm our ability to earn revenue. Specifically, we may not realize sufficient proceeds from this offering to repay our debt, to develop or preproduce a motion picture, to pay planned marketing expenses and working capital. Our inability to raise sufficient funds in this offering may significantly hinder our ability to conduct operations and generate revenue. If we are able to sell only an insignificant number of shares in this offering, you may lose your entire cash investment because we will not return investors' funds even if we do not raise enough to fully implement our business plan. Therefore, you should not invest in our business unless you are in a position to lose your entire investment.

OUR COMMON STOCK IS NOT LISTED OR QUOTED AT THE PRESENT TIME AND AN ACTIVE TRADING MARKET MIGHT NOT DEVELOP.

     Our common stock is not listed or quoted at the present time and an active trading market might not develop. We do not meet the minimal standards for listing on the Nasdaq National Market or SmallCap Market exchanges. We will therefore seek to have our common stock quoted on the OTC Bulletin Board, commonly known as the OTCBB. However, inclusion on the OTCBB, if granted, does not guarantee that an active and liquid trading market will develop.

     OTCBB stocks are equity securities that are not traded on Nasdaq or listed on an organized exchange and are instead quoted through a separate quotation system. As a consequence, market data such as quotes, volume and market size may not be as up-to-date as it is for securities listed on the Nasdaq National Market or SmallCap Market exchanges.

     If you attempt to trade shares of our common stock, you may find that these shares have limited liquidity, meaning that your order may be only partially executed or may not be executed at all. This will depend on the number of shares you wish to trade and the number of market makers available. In addition, because of the large spreads typical between an OTCBB market maker's bid and ask prices for a particular security, you may experience significant losses if you need to sell your shares immediately after this offering. If the bid price for our common stock is much lower than the ask price, you will not be able to sell your shares at a profit unless the market value of the stock rises substantially.

     In 2003, the NASD plans to launch a new market, the Bulletin Board Exchange, also known as the BBX. This market will eventually take the place of the OTCBB, which will be phased out. The BBX will have minimal qualitative listing criteria for issuers relating to public float and number of stockholders as well as certain minimal corporate governance requirements. Although these guidelines have not yet been adopted and are still subject to approval by the Securities and Exchange Commission, or SEC, proposed guidelines have been released. Based on these proposed guidelines, we anticipate that we will be able to satisfy the listing standards for the BBX and therefore will continue to have our stock price quoted once the OTCBB is eliminated. However, our failure to obtain or maintain a listing on the BBX following the elimination of the OTCBB would result in our common stock being traded on an OTC electronic quotation system known as the Pink Sheets Electronic Quotation System. That system is substantially similar in its workings to the OTCBB.

THE LIMITED MARKET FOR OUR SHARES WILL MAKE OUR PRICE MORE VOLATILE, THEREFORE YOU MAY HAVE DIFFICULTY SELLING OUR COMMON STOCK.

     The market for our common stock, if any, will be limited and we cannot assure you that a larger market will ever be developed or maintained. Currently, our common stock is not listed or quoted upon on any established trading system. Most of our common stock will be held by a small number of investors that will further reduce the liquidity of our common stock. Further, the offering price of our common stock was determined by us, and was based upon the amount of capital needed to enter into the pre-production phase for one of our projects, without considering assets, earnings, book value, net worth or other economic or recognized criteria or future value of our common stock. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock or for you to sell our common stock for more than the offering price even if our operating results are positive.

TRADING IN OUR COMMON STOCK MAY BE RESTRICTED BY THE SECURITIES AND EXCHANGE COMMISSION'S PENNY STOCK REGULATIONS, WHICH MAY LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR COMMON STOCK.

     Depending upon a variety of factors that are outside of our control, if our common stock is able to trade on the OTCBB it may fall within the definition of a "penny stock" as set forth in Rule 3a51-1(a) under the Securities Exchange Act of 1934, as amended, commonly referred to as the 1934 Act. Under this act, our stock would be considered a penny stock unless it meets at least one of the following criteria:

          - the highest bid displayed for our stock on the OTCBB is $5 or more, and at least two market makers are currently displaying bid and ask quotations for our stock at specified prices;

          - we have net tangible assets of at least $5 million or, if we have been in existence for more than three years, $2 million; or

          - our average revenues during the previous three years are at least $6 million.

     If our common stock becomes a penny stock, this rule would impose an extensive series of disclosure obligations and sales practice requirements on the broker-dealers such as making a special suitability determination of a purchaser and receive the purchaser's written agreement of the transaction prior to the sale. Consequently, if our common stock falls under the definition of a penny stock at any time, these rules would restrict the ability of broker-dealers to find buyers, which would restrict your ability to sell shares in the secondary market.

SINCE OUR BOARD OF DIRECTORS, AT ITS DISCRETION, MAY BORROW FUNDS WITHOUT STOCKHOLDER APPROVAL, THE VALUE OF OUR SHARES MAY DECLINE.

     Our board of directors has the right, in its sole discretion, to borrow funds on our behalf. Our board of directors does not require stockholder approval prior to borrowing. Our assets may be used as collateral for borrowings. If we have difficulty repaying these borrowings out of our working capital, we may be forced to liquidate assets at an inappropriate time or default. In the event of a default, our lender may dispose of collateral to the detriment of our business and the value of our shares may decline and the equity of our stockholders may be reduced or eliminated.

WE FACE INTENSE COMPETITION; YOU MAY LOSE ALL OF YOUR INVESTMENT IF WE ARE UNABLE TO SUCCESSFULLY COMPETE.

     Competition in the motion picture industry is intense. We will be competing with other film producers for scripts, actors, directors as well as audiences. We will face competition from other varieties of public entertainment.

     Our competitors and we are constantly seeking rights to exceptional literary properties and the services of the best creative personnel. Virtually all of our competitors are larger than we are, have been in business longer than we have, and have more resources at their disposal. Some of the well-known studios we compete with are News Corporation's Twentieth Century Fox, Time Warner's Warner Bros. (including Turner, New Line Cinema and Castle Rock Entertainment), Viacom's Paramount, Seagram's Universal, Sony Corp.'s Sony Pictures (including Columbia and TriStar), Walt Disney Company's Buena Vista, Touchstone and Miramax and Metro-Goldwyn-Mayer (including MGM Pictures, UA Pictures, Orion and Goldwyn). We also compete with innumerable smaller production and distribution companies. The motion picture industry is dominated by the major studios, which are typically large diversified corporations that have strong relationships with creative talent, exhibitors and others involved in the entertainment industry and have global film production and distribution capabilities.

     The entertainment industry is currently evolving into an industry in which certain multinational multimedia firms, because of their control over key film, magazine, and television content, as well as key network and cable outlets, will be able to dominate the entertainment industries. These organizations have numerous competitive advantages, such as the ability to acquire financing for their projects and to make favorable arrangements for the distribution of completed films.

     Because we are an independent film production company, we most likely will not have the backing of a major studio for production and distribution support; and consequently, we may not be able to complete a motion picture, and if we do, we may not be able to make arrangements for exhibition in theaters. Our success in theaters may determine our success in other media markets.

OUR FILM MAY NOT BE COMMERCIALLY SUCCESSFUL.

     Producing the feature length films will involve substantial risks, because it requires that we spend significant funds based entirely on our preliminary evaluation of the screenplay's commercial potential as a film. It is impossible to predict the success of any film before the production starts. The ability of a motion picture to generate revenues will depend upon a variety of unpredictable factors, including:

          -    public taste, which is always subject to change;

          - the quantity and popularity of other films and leisure activities available to the public at the time of our release;

          - the competition for exhibition at movie theatres, through video retailers, on cable television and through other forms of distribution; and

          -    the fact that not all films are distributed in all media.

     For any of these reasons, the films that we produce may be commercially unsuccessful and our business may suffer.

WE MAY BE UNABLE TO FIND SUFFICIENT DISTRIBUTION FOR OUR FILMS.

     Because we lack the resources to distribute our films ourselves, we plan to enter into distribution agreements with established distribution companies. As a result, we may be unable to secure distribution agreements or revenue guarantees before funds are spent on production. In addition, if we are unable to obtain theatrical distribution on acceptable terms, we may evaluate other alternatives such as retaining a distributor as an independent contractor or bypassing theatrical distribution altogether. If we retain a distributor as an independent contractor we may need to seek additional financing to cover this cost. If we bypass theatrical distribution and attempt to release our films directly to pay cable or home video, we will probably not generate enough revenues to become profitable. If we are unable to obtain adequate distribution, we may not have the ability to generate revenues.

WE ARE DEPENDENT ON KEY PERSONNEL; IF WE LOSE THE SERVICES OF KEY PERSONNEL, IT MAY SUBSTANTIALLY HARM OUR ABILITY TO OPERATE AND EARN REVENUE.

     Our success is highly dependent upon the continued services of key members of our management, including our president, treasurer and director, Thomas E. Mills and our vice president and director, Fidel Thomas. Virtually all decisions concerning the conduct of our business, including the properties and rights to be acquired by the Company and the arrangements to be made for such distribution, are made by or controlled by Messrs. Mills and Thomas. The loss of either Thomas E. Mills or Fidel Thomas could have a material adverse effect on our Company. We have not entered into any agreement with Messrs. Mills and Thomas that would prevent them from leaving us, nor have we obtained any key man life insurance. If we lose either of their services, we may not be able to hire and retain other officers with comparable experience or contacts. As a result, the loss of either Mr. Mills' or Mr. Thomas' services could substantially harm our ability to operate and earn revenue.

     We currently have no employees. We rely heavily upon our officers to meet our needs. Mr. Mills, our president and treasurer, and Mr. Thomas, our vice president and secretary, maintain outside employment, which limits the time they may devote to our matters. We expect that Mr. Mills and Mr. Thomas will each devote 30 hours per week towards our business.

AS OUR OFFICERS AND DIRECTORS DO NOT DEVOTE THEIR FULL BUSINESS TIME TO OUR BUSINESS, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN AND OUR BUSINESS MAY FAIL.

     The persons serving as our officers and directors have existing responsibilities and may have additional responsibilities to provide management and services to other entities. Specifically, Thomas E. Mills, our president, treasurer and one of our directors is the chief executive officer, president and a director of Scarab Systems, Inc., a Colorado company having its shares quoted on the OTCBB under the trading symbol of IRVV. Fidel Thomas is the president and a director of Inner Visions Entertainment Ltd., a privately held British Columbia corporation. Each anticipates that he will devote significantly more hours if we begin generating significant revenue. We cannot guaranty that any of our officers or directors will be able to devote sufficient amounts of their business time to enable us to implement our business plan. If any or all of our officers or directors do not devote a sufficient amount of their business time to the management of our business, then our business may fail.

LABOR FACTORS IN THE ENTERTAINMENT INDUSTRY MAY SUBSTANTIALLY HARM OUR ABILITY TO OPERATE AND EARN REVENUE.

     We are aware that the cost of producing and distributing filmed entertainment has increased substantially in recent years. This is due, among other things, to the increasing demands of creative talent as well as industry-wide collective bargaining agreements. Many of the script writers, performers, directors and technical personnel in the entertainment industry who will be involved in our productions are members are guilds or unions that bargain collectively on an industry-wide basis. We have found that actions by these guilds or unions can result in increased costs of production and can occasionally disrupt production operations. If we are unable to operate or produce a motion picture, it may substantially harm our ability to earn revenue.

SUBSEQUENT TO COMPLETION OF THIS OFFERING, CONTROL OF THE COMPANY WILL REMAIN WITH OUR OFFICERS AND DIRECTORS.

     If we sell all 1,750,000 shares of common stock in this offering, our officers and directors will own at least 8,000,000 shares and will control us. Following completion of this offering, our officers and directors will be able to elect all of our directors and inhibit your ability to cause a change in the course of our operations. Further, our officers and directors may effect a major transaction such as a merger without further shareholder approval. Our articles of incorporation do not provide for cumulative voting.

OUR OFFICERS AND DIRECTORS ARE NOT LOCATED IN THE UNITED STATES. IF INVESTORS WISH TO EFFECT LEGAL SERVICE AGAINST OUR OFFICERS OR DIRECTORS, THEY WILL HAVE DIFFICULTY DOING SO.

     Although we are incorporated in the State of Nevada and maintain a registered office in Las Vegas, Nevada, our officers and directors are residents of Canada. It may be difficult for a resident of a country other than Canada to serve Messrs. Mills and Thomas with legal process or other documentation.

WE MAY  NOT BE  PROFITABLE  BECAUSE  IT IS  DIFFICULT  TO  PROTECT  INTELLECTUAL
PROPERTY.

     We plan to copyright all of our film properties and projects. However, there is no practical protection from the films being copied by others without payment to our company, especially overseas.

THERE ARE ADDITIONAL RISKS IN FOREIGN BUSINESS.

     To the extent that we engage in foreign distribution of our films, we will be subject to all of the additional risks of doing business abroad including, but not limited to, government censorship, currency fluctuations, exchange controls, greater risk of "piracy" copying, and licensing or qualification fees.

                                 USE OF PROCEEDS

     Certain of our officers and directors will be offering the common stock. There is no assurance that we will raise any proceeds, or if any proceeds are raised, that it will be sufficient enough to implement our business plan. The following table sets forth management's current estimate of the allocation of net proceeds anticipated to be received from this offering if all or part of this offering is sold. Actual expenditures may vary from these estimates. Pending such uses, we will invest the net proceeds in investment-grade, short-term, interest bearing securities.


                                    100%               75%                 50%                25%
                               Offering Sold      Offering Sold       Offering Sold      Offering Sold
                               -------------      -------------       -------------      -------------
Gross Proceeds                      $175,000           $131,250              $87,500           $43,750

Less offering Expenses               $20,000            $20,000              $20,000           $20,000

Net Proceeds                        $155,000           $111,250              $67,500           $23,750


Use of Proceeds

Debt Repayment                       $10,000            $10,000              $10,000           $10,000

Acquisition of Motion                $35,000            $35,000              $15,000            $5,000
Picture Rights

Motion Picture Development           $35,000            $35,000              $15,000            $5,000

Motion Picture                       $40,000                 $0                   $0                $0
Pre-production

Equipment                             $5,000             $5,000               $5,000                $0

Marketing Expenses                   $10,000             $6,250               $2,500                $0

Working Capital                      $20,000            $20,000              $20,000            $6,750

Total Use of Proceeds               $155,000           $111,250              $67,500           $23,750


     The foregoing represents our present intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the proceeds of this offering in a manner other than as described in this prospectus.

     If any of these factors change, we may find it necessary or advisable to reallocate some of the proceeds within the above-described categories. Debt repayment refers to repayment of a promissory note issued to 396147 B.C. Ltd. on March 3, 2003. Under the terms of the Note, which is unsecured, we promised to repay 396147 B.C. Ltd. the sum of $10,000 on March 3, 2005, with interest accruing at an annual interest rate of five percent. Proceeds of the loan from 396147 B.C. Ltd. were used to pay for legal fees, accounting fees, and miscellaneous expenses.

     Equipment includes computers, telecommunications and furniture. Working capital includes leased premises, office expenses and supplies, and other general expenses. In the event that we do not raise sufficient capital to pay for the offering expenses, we plan to seek loans from our current shareholders.

                         DETERMINATION OF OFFERING PRICE

     As no underwriter has been retained to offer our common stock, the offering price of our common stock was not determined by negotiation with an underwriter as is customary in underwritten public offerings. Rather, we determined the offering price based on the amount of capital needed to enter into the pre-production phase of one of our projects, without considering our assets, earnings, book value, net worth or other economic or recognized criteria or future value of our common stock.

                                    DILUTION

     At March 31, 2003, we had a negative book value of $(12,416) or $(0.002) per share. Negative book value per share is determined by dividing our total shareholders' deficit at March 31, 2003, by the number of shares of common stock outstanding. Without taking into account any changes in negative book value after March 31, 2003, other than to give effect to the sale of the 1,750,000 shares of common stock offered hereby, and after deducting estimated offering expenses, the pro forma book value at March 31, 2003, would have been approximately $142,584 or $0.015 per share. This amount represents an immediate dilution to new investors of $0.085 per share. The following table illustrates this dilution per share:

Assumed  public offering price per share....................................                                 $0.10
    Negative Book value per share at March 31, 2003.........................             $(0.002)
    Increase per share attributable to new investors........................               0.017
                                                                                           -----
Book value per share after offering.........................................                                  0.015
                                                                                                              -----
Book value dilution per share to new investors..............................                                 $0.085
                                                                                                             ======

     Assuming the sale of 75%, 50% and 25% of the Offering, the pro forma book value at March 31, 2003, would have been approximately $98,834 or $0.011 per share, $55,084 or $0.006 per share, and $11,334 or $0.001 per share, representing a book value dilution per share to new investors of $0.089, $0.094 and $0.099 per share respectively.

     The following table sets forth, as of March 31, 2003, the number and percentage of shares of common stock held by the existing shareholders and by the investors purchasing shares of common stock in this offering assuming 1,750,000 shares of common stock are sold:

                                                                    Shares Purchased
                                                              Number               Percent
                                                          ---------------       ---------------

Existing shareholders................................        8,000,000                82.05
New investors........................................        1,750,000                17.95
                                                             ---------                -----
     Total...........................................        9,750,000               100.00%
                                                             =========               ======

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     At present, our common stock is not traded publicly. After the close of the offering, we intend to apply to the OTC Bulletin Board to seek quotation of our common stock. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale. Furthermore, the shares are not marginable and it is not likely that a lending institution would accept our common stock as collateral for a loan.

     Pursuant to this registration statement, we propose to publicly offer up to a total of 1,750,000 shares of common stock on a best efforts, no minimum basis. To date, we have no outstanding options, warrants convertible securities. We have no agreements to register shares of common stock held by existing security holders for resale. Prior to this offering, we have two shareholders that own in the aggregate of 8,000,000 shares of restricted common stock.

     Our transfer agent and registrar is Pacific Stock Transfer Company located at 5844 South Pecos Road, Suite D, Las Vegas, Nevada, 89120, telephone (702) 361-3033.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     We began operations on February 27, 2003. From inception to March 31, 2003, we had no revenue and incurred expenses of $13,216 primarily related to startup expenses and $5,000 for the acquisition cost of options from Mr. Thomas for the screenplays "Code Blue" and "Pelicula".

     As of March 31, 2003, we had a negative working capital of $12,416. Except for the options to the two screenplays, we have no assets as of March 31, 2003. We are considered to be a development stage company, and are dependent upon the raising of capital through placement of our securities. There can be no assurance that we will be successful in raising the capital we require through the sale of our securities.

     We presently do not have enough cash to satisfy any future cash requirements. We will need a minimum of $100,000 from this offering to satisfy our cash requirements for the next 12 months. With this capital, we intend to acquire screenplay properties for several motion pictures and to enter into the pre-production phase for one of our screenplays. If we only raise a nominal amount, for example, $17,500 or 10% of the offering, we will use all proceeds for working capital, and it will be necessary for us to seek additional financing. If we are unsuccessful in doing so, we may have to cease operations based on our current business plan.

     We will not be able to produce a feature film, on our own, with the proceeds of this offering, regardless of the amount raised in this offering, without additional outside financing. We will request that providers of goods and services accept deferred payment arrangements. We will apply for funding through the Canadian and British Columbia governments, and for production services tax credits. We also may assign a portion of our film rights to a joint venture or a co-producer. In addition, we will consider the formation of a limited liability company or partnership for which we will act as managing member or general partner and privately offer membership or partnership interests. We will attempt to obtain favorable pre-release sales or pre-licensing commitments from independent U.S. distributors, foreign distributors, cable networks, and video distributors. Although we have had some preliminary discussions, we do not have any present plans, proposals, arrangements or understandings with any parties that will provide additional financing. If we are unable to receive the additional funds, we will probably be forced to discontinue operations.

     Since our incorporation, we have primarily completed the development stage of two motion pictures, "Code Blue" and "Pelicula." In the next twelve months, in addition to completing this offering, we plan to complete the pre-production phase of one of these movies, including the hiring of a casting director to submit the screenplay to appropriate actors as recommended by their agents or as deemed appropriate by us; obtaining commitments of internationally recognizable actors; developing relationships with foreign sales companies to pre-sell film distribution rights; and finalizing shooting location arrangements. If we begin pre-production of one of our developed motion pictures, "Code Blue" or "Pelicula," the choice of one over the other will be dependent upon various factors including the cost and availability of actors and locations. Upon securing commitments from key talent or an independent producer with respect to one of our motion picture projects, we plan to secure additional funds for its production.

     We expect to make nominal purchases of equipment, including computers, telecommunications equipment and furniture. We do not expect to hire any employees in the next 12 months, as we will utilize independent contractors, consultants, and other non-employee creative personnel to assist in pre-production of our motion pictures.

     We depend upon capital to be derived from this offering. There can be no assurance that we will be successful in raising the capital we require. We believe that if we raise a minimum of $100,000 from this offering we will be able to complete pre-production of a motion picture and pursue opportunities to secure financing to complete the motion picture.

     We also plan to enter into co-productions with experienced and qualified production companies in order to become a consistent supplier of multiple products to distributors in the world markets. In connection with co-productions, we do not want to relinquish control of the project, so we intend to provide up to 50% of the funds required by the production. We may obtain our share from others such as from borrowings or by offering participation in other films. With dependable and consistent delivery of product to these markets, we believe that distribution arrangements can be structured which will be equivalent to the arrangements made by major studios.

     No assurance can be given that our feature films, if produced, will be distributed and, if distributed, will return our initial investment or make a profit. To achieve the goal of producing profitable feature films, we plan to be extremely selective in our choice of literary properties and exercise a high degree of control over the cost of production. Although we plan to produce films that will generate substantial box office receipts, we will produce our films in a fiscally conservative manner. We believe that it is possible for a feature film to return the initial investment and show a profit based on an average box office run, with residuals from the sale of ancillary rights adding to cash flow in future years. By keeping strict control of our costs, we will strive for consistent and profitable returns on our investment.

                             DESCRIPTION OF BUSINESS

OVERVIEW

     We are a development stage, independent motion picture studio that plans to develop, produce, market, and distribute low-budget feature-length films to movie theaters and ancillary markets.

OUR COMPANY

     We were incorporated under the laws of the State of Nevada on February 27, 2003, and maintain our head office and operations in Vancouver, British Columbia.

     Shortly after our incorporation, we acquired options from Mr. Fidel Thomas to exploit two screenplays titled "Code Blue" and "Pelicula." After we acquired the options from Mr. Thomas, he became our company's vice president, secretary and a director. He also owns 25 percent of our outstanding common stock. We intend to produce motion pictures based on one or both of these screenplays.

     Since inception, our activities have consisted primarily of developing our business plan, and negotiating to secure options on literary works and screenplays that can be produced into commercially salable feature-length motion pictures at a cost not to exceed $10 million. We continue to review potential film projects. We have not, however, acquired any options or entered into any agreements regarding any projects other than "Code Blue" and "Pelicula." We have no future financial commitments to acquire any other film rights.

     We are presently using office space provided at no charge by our president, Thomas E. Mills. When we have sufficient capital we intend to lease approximately 500 to 1,000 square feet of office space in downtown Vancouver to use as the corporate head office.

     We currently have no employees. Our officers will assume employee status upon implementation of this plan. We may utilize independent contractors and consultants from time to time to assist in developing, producing and promoting our motion pictures. Independent contractors are generally paid on a commission, hourly or job-related basis, depending on the services being performed.

THE MOTION PICTURE INDUSTRY

General

     The motion picture industry has experienced steady growth since the first silent movie. In its most recent release, issued in 2003, for the year 2002, the Motion Picture Association of America or MPAA, which only issues U.S. statistics, reported that box office receipts in the United States grew over 95% since 1992's $4.87 billion to $9.52 billion in 2002. This represents an increase of over 13% from $8.41 billion in 2001. The number of admissions to movie theaters in the United States was approximately 1.64 billion in 2002, up approximately 40% from 1.73 billion in 1992 and 10% from 1.49 billion in 2001.

     The motion picture industry in the United States has changed substantially over the last 30 years and continues to evolve rapidly. With the advent of network, broadcasting television alliances, cable television and home video, the market has expanded faster than at any other time. Movies are being bought for pay-television cable networks as well as for the traditional outlets of theaters and network television. With the expansion of audience markets, distribution is no longer limited to the major distributors and the broadest possible audience appeal. With this media expansion, less general, more specific audiences can be sought and profitably exploited such as for science fiction or horror films or films geared to children or to women.

     Historically, the major studios financed, produced and distributed the vast majority of American-made motion pictures. Today, much of the financing and distribution of significant motion pictures remains in the control of the major studios. But as many of the major Hollywood film production companies have become part of large conglomerate business operations, or diversified their operations, they have adopted a policy of producing only a relatively small number of films each year. As demand for filmed entertainment has increased, many smaller, independent film production companies have been successfully established to fill the excess demand for product.

     Our business will involve the actual development and production of motion pictures. The procedures and practices described in the following generalized discussion relating to the motion picture industry are intended only to provide a background against which the business of our company may be evaluated. There can be no assurance that the procedures and practices described in the following generalized discussion will apply in any particular instance to our business.

Production of Motion Pictures

     During the film making process, which takes approximately 12 to 24 months from the start of the development phase to theatrical release, a film progresses through several phases. The four stages of motion picture production are development, pre-production, principal photography and post-production. After the movie producer completes that process, the film is distributed and marketed. The following is a brief summary of each stage of production:

Development and Pre-production

     In the development stage of a motion picture project, literary material for the project is acquired, either through an option to acquire such rights, or by engaging the writer to create original literary material. If the literary material is not in script form, a writer must be engaged to create a script. The script must be sufficiently detailed to provide the production company and others participating in the financing of a motion picture with enough information to estimate the cost of producing the motion picture. Only a small percentage of projects in development will become completed motion pictures. During the pre-production stage, the production company hires creative personnel including the principal cast members. It also uses this time to establish shooting locations and schedules. The production company also prepares the budget and secures the necessary financing. Pre-production activities are usually more expensive than the development process. In cases involving unique or desired talent, commitments must be made to keep performers available for the picture.

Principal Photography and Post-production

     The process of principal photography is the actual filming of a motion picture. During principal photography, almost all of the film footage is shot, although additional scenes may be added during post-production. This part of the making of a movie together with creating special effects is the most costly stage of producing a motion picture. Principal photography generally takes from eight to twelve weeks to complete. Bad weather at locations, the illness of a cast or crew member, disputes with local authorities or labor unions, a director's or producer's decision to shoot scenes for artistic reasons, and other, often unpredictable, events can seriously delay the scheduled completion of principal photography and substantially increase its costs. If a motion picture reaches the principal photography stage, it usually will be completed. Following principal photography is the post-production stage. During post-production, the motion picture film is edited to its final form. Music is added, as is dialogue and special effects. Music and film action are synchronized during this stage as the film is brought to its completed form. The picture negative is then readied for the production of release prints. While the post-production stage may extend for any period, depending upon editing difficulties or the addition of new material, on the average, post-production may take from approximately 2 to 4 months. Most motion pictures that reach the post-production stage are eventually completed and distributed.

Distribution of Motion Pictures

     One of the most important aspects of the motion picture industry is distribution. Once a film is produced, it must be distributed. Distribution consists of selling domestic and international licenses that entitle a third party to exploit a motion picture and its underlying intellectual property in various markets and media.

     Whether a major studio or an independent production company produces a motion picture, arrangements with various distributors must be developed. The only distinction between the distribution of major studio films and independent productions is that studios have close and long-standing distribution arrangements with various distributors in numerous distribution channels, whereas independent production companies must develop distribution arrangements on a film-by-film basis.

     Generally, the local distributor will acquire distribution rights for a motion picture in one or more distribution channels from an independent producer. The local distributor will agree to advance the producer a non-refundable minimum guarantee. The local distributor will then generally receive a distribution fee of between 20% and 35% of receipts, while the producer will receive a portion of gross receipts in excess of the distribution fees, distribution expenses and moneys retained by exhibitors. The local distributor and theatrical exhibitor generally will enter into an arrangement providing for the exhibitor's payment to the distributor of a percentage (generally 40% to 50%) of the box-office receipts for the exhibition period, depending upon the success of the motion picture.

     Most of the revenue produced by a film is usually generated during the first five years after the film's initial domestic theatrical release. Movies that are commercially successful may continue to generate revenue beyond five years from the re-licensing of distribution rights in certain media, including television and home video, and from the licensing of distribution rights with respect to new media and technologies. The timing of revenue received from the various sources varies from film to film. The markets for film product have been undergoing rapid changes due to technical and other innovations. As a consequence, the sources of revenue available have been changing rapidly and the relative importance of the various markets as well as the timing of such revenue have also changed and can be expected to continue to change.

     Although there are no definitive statistics to determine the number of productions that are initiated with the intention of theatrical distribution, according to the Internet Movie Database, an Amazon.com company maintaining a catalog of over 250,000 films made since the beginning of the motion picture industry, over 5,000 movies were completed in the year ending December 31, 2002. Of those films, according to the MPAA, only 467 were released in theaters. Of those released in theaters, 281 films were not distributed by the major studios (Walt Disney Company, Sony Pictures Entertainment, Inc., Metro-Goldwyn-Mayer Inc., Paramount Pictures Corporation, Twentieth Century Fox Film Corp., Universal Studios, Inc., Warner Bros.) and their affiliates. Furthermore, of those 281 films, only a small number remained in theaters a period of time comparable to that of the major studio releases.

     The following is a brief summary of each of the sources of revenue from motion pictures and the distinct distribution process associated with each. We expect our movies to generate revenue from all of these sources.

Theatrical Distribution

     The distributor and theatrical exhibitor generally enter into license agreements providing for the payment by the exhibitor to the distributor of a percentage of box office receipts after deducting the exhibitor's overhead or a flat amount. The percentage generally ranges from 35-60% and may change for each week the film plays in a specific theater, depending on the motion picture's success at the box office. The balance, known as the gross film rental, is remitted to the distributor. The distributor then retains a distribution fee from the gross film rental and recovers the costs of distributing the film, consisting primarily of advertising, marketing, and production cost, and the cost of manufacturing release prints. The balance, if any, after recouping any advance or minimum guarantee previously paid is then paid to the producer based on a predetermined split between the producer and distributor.

Theatrical Distribution-United States

     Recently, United States theatrical exhibition has generated a declining percentage of the total income earned by most pictures largely because of the increasing importance of cable and pay television, home video and other ancillary markets. Nevertheless, the total revenue generated in the United States theatrical market are still increasing and are still likely to account for a large percentage of revenue for a particular film. In addition, performance in the United States theatrical market generally has a profound effect on the value of the picture in other media and other markets. For a picture's initial theatrical release, the United States theater exhibitor will usually pay to a distributor a percentage of the box office receipts that is negotiated based upon the expected appeal of the motion picture. The percentage of box office receipts remitted to the distributor is known as film rentals and customarily diminishes during the course of the picture's theatrical run. Typically, the distributor's share of total box office receipts over the entire initial theatrical release period will average between 35 to 60 percent; the exhibitor will retain the remaining 40 to 65 percent. The exhibitor will also retain all receipts from the sale of food and drinks at the theater. Occasionally, an exhibitor will pay to the distributor a flat fee or percentage of the box office receipts against a guaranteed amount.

Theatrical Distribution-Foreign

     While the value of the foreign theater market varies due to currency exchange rate fluctuations and the political conditions in the world or specific territories, it continues to provide a significant source of revenue for theatrical distribution. Because this market is comprised of a multiplicity of countries and, in some cases, requires the making of foreign language versions, the distribution pattern stretches over a longer period of time than does the United States theatrical market. Major studios usually distribute motion pictures in foreign countries through local entities. Distribution fees to these firms usually vary between 35 and 40 percent depending upon the territory or financial arrangements. These local entities generally will be either wholly owned by the distributor, a joint venture between the distributor and another motion picture company, or an independent agent or sub-distributor. These local entities may also distribute motion pictures of other producers, including some major studios. Film rental agreements with foreign exhibitors take a number of different forms, but typically provide for payment to a distributor for a fixed percentage of box office receipts or a flat amount. Risks associated with foreign distribution include fluctuations in currency values and government restrictions or quotas on the percentage of receipts that may be paid to the distributor, the remittance of funds to the United States and the importance of motion pictures to a foreign country.

Home Video

     A motion picture typically becomes available for videocassette and digital videodisk or DVD distribution within four to six months after its initial domestic theatrical release. Home video distribution consists of the promotion and sale of videocassettes and DVD to local, regional and national video retailers who rent or sell cassettes and disks to consumers primarily for home viewing. Most films are sold at a wholesale price to video rental stores, which rent the cassettes and DVD to consumers. Owners of films generally do not share in rental income. Following the initial marketing period, selected films are re-marketed at a wholesale price for sale in cassette or DVD form to consumers. These "sell-through" arrangements are used most often with films that will appeal to a broad marketplace or to children. Some films are initially offered at a price designed for sell-through rather than rental when it is believed that the ownership demand by consumers will result in a sufficient level of sales to justify the reduced margin on each cassette or DVD sold.

     The home video market in the Unites States and abroad has experienced substantial growth in the past several years and film industry analysts predict a period of continued growth. There are indications, however, that accessing movies "on demand" on a pay-per-view basis may be a viable alternative to video rental as new technology is developed in the future. This development may impact video rentals but would likely be offset by comparable increases in pay-per-view usage and profit margins due to lower distribution costs and lower prices for viewers plus the convenience of faster selection and at-home selection.

     Certain foreign territories in particular have seen increased utilization of home video units due to the relative lack of diversified television programming. Sales of videocassettes have increased in such markets in recent years. Although growth in this area may slow because of an increase in television programming in such foreign territories, receipts from home video in these markets can be expected to continue to be significant. Home video arrangements in international territories are similar to those in domestic territories except that the wholesale prices may differ.

Television

     Television rights are generally licensed first to pay-per-view for an exhibition period within six to nine months following initial U.S. theatrical release. Within twelve to fifteen months after the initial domestic release, the rights are then licensed to pay television, then in certain cases to free television for an exhibition period, and then to pay television again. These films are then syndicated to either independent stations or basic cable outlets.

Cable and Pay Television

     Pay television rights include rights granted the cable, direct broadcast satellite, pay-per-view and other services paid for by subscribers. Pay television companies have entered into output contracts with one or more major motion picture production companies on an exclusive or non-exclusive basis to insure themselves a continuous supply of motion picture programming. Some pay television services have required exclusivity as a precondition for such contracts. Pay-per-view television allows subscribers to pay for individual programs, including recently released movies, on a per use basis. Pay television allows cable television subscribers to view such channels as HBO, Showtime, The Movie Channel, Lifetime, and A&E, which are offered by their cable system operators for a monthly subscription fee. Since groups of motion pictures are typically packaged and licensed for exhibition on television over a period of time, revenue from these television licensing "packages" may be received over a period that extends beyond five years from the initial domestic theatrical release of a particular film. Motion pictures are also packaged and licensed for television broadcast in international markets.

     The pay television market is characterized by a large number of sellers and few buyers. However, the number of motion pictures utilized by these buyers is extremely large and a great majority of motion pictures that receive theatrical exhibition in the United States are shown on pay television.

Network Television

     In the United States, broadcast network rights are granted to ABC, CBS, Fox, NBC or other entities formed to distribute programming to a large group of stations. The commercial television networks in the United States license motion pictures for a limited number of exhibitions during a period that usually commences two to three years after a motion picture's initial theatrical release. During recent years, only a small percentage of motion pictures have been licensed to network television, and the fees paid for such motion pictures have declined. This decline is generally attributed to the growth of the pay television and home video markets, and the ability of commercial television networks to produce or acquire made-for-television motion pictures at a lower cost than license fees previously paid for theatrical motion pictures.

Television Syndication

     Distributors also license the right to broadcast a motion picture on local, commercial television stations in the United States, usually for a period commencing five years after initial theatrical release of the motion picture, but earlier if the producer has not entered into a commercial television network license. This activity, known as syndication, has become an important source of revenue as the number of, and competition for programming among, local television stations has increased.

Foreign Television Syndication

     Motion pictures are now being licensed in the foreign television market in a manner similar to that in the United States. The number of foreign television stations as well as the modes of transmission has been expanding rapidly, and the value of such markets has been likewise increasing and should continue to increase.

     Producers may license motion pictures to foreign television stations during the same period they license such motion pictures to television in the Unites
States. Governmental restrictions and the timing of the initial foreign theatrical release of the motion pictures in a particular country may delay the exhibition of a motion picture in that country.

International Markets Growth and Tastes

     Motion picture distributors and producers derive revenue from international markets in the same media as domestic markets. The growth of foreign revenue has been dramatic, and now accounts for more than half of the total revenue of many films. The increase in revenue is currently being driven primarily from the growth of television abroad. The increase in foreign television viewers and foreign revenue is likely to continue. Although the increased level of foreign viewers affects the revenue of most films, the effect is not uniform. Action films and films with major stars benefit most from foreign revenue as compared to films with uniquely American themes with unknown actors.

Non-Theatrical and Other Rights

     Films may be licensed for use by airlines, schools, public libraries, community groups, the military, correctional facilities, cruise ships and others. In addition, rights may be licensed to merchandisers for the manufacture of products related to a film, such as video games, toys, posters, apparel and other merchandise. Rights may also be licensed for sequels to a film, for television programming based on a film or for related book publications.

Independent Film Production and Distribution

     The film production process, including development, pre-production, and production, for independent production companies not backed by major studios, such as ours, and the major studios is essentially the same. However, independent producers typically create motion pictures at substantially lower average production costs than major studios. According to MPAA, major studios typically release films with direct production costs ranging from $25 million to in excess of $100 million, and from 1990 to 2000, the major studios' average production costs, including overhead and capitalized interest, commonly referred to as "negative cost," have increased from $26.8 million to $54.8 million. According to industry studies by Paul Kagan Associates, the trend on the part of major studios toward wider-release blockbusters over the past ten years has led to a decline in profitability, while the efficiency, which is measured by Paul Kagan Associates as the ratio of a film's estimated revenue against negative and releasing costs, and quality of smaller production films have been on the rise.

     Generally, independent production companies do not have access to the extensive capital required to make big budget motion pictures, such as the "blockbuster" product produced by the major studios. They also do not have the capital necessary to maintain the substantial overhead that is typical of such studios' operations. Independent producers target their product at specialized markets and usually produce motion pictures with budgets of less than $25 million. Generally, independent producers do not maintain significant infrastructure. They instead hire only creative and other production personnel and retain the other elements required for development, pre- production, principal photography and post-production activities on a project-by-project basis. Also, independent production companies typically finance their production activities from bank loans, pre-sales, equity offerings, co-productions and joint ventures rather than out of operating cash flow. They generally complete financing of an independent motion picture prior to commencement of principal photography to minimize risk of loss.

CANADA'S ROLE IN THE MOTION PICTURE INDUSTRY

Canada

     Over the past several years, the Canadian film industry has grown and matured, and at present, it represents approximately a CDN$3 billion annual business. At the same time as the Canadian domestic industry has matured, Canada has become a leading location for internationally originated productions. Over the past few years, U.S. studios, television networks and cable services have increasingly produced in Canada, attracted by the low Canadian dollar, first-class Canadian casts, crews, locations and facilities and government support for the industry. U.S. companies with a strong presence in Canada include major U.S. studios, such as Paramount, The Walt Disney Company, Universal Pictures and Columbia Tri-Star; U.S. networks, such as ABC, NBC, CBS, Fox and PAXTV; cable services, such as Showtime, TNT, Disney Channel and HBO; and film companies, such as The Hearst Corporation and Saban Entertainment, Inc.

     European and Asian film companies have also found Canada to be an attractive location and have often been able to access Canada's numerous international film and television co-production treaties. Of Canada's ten provinces and three territories, the provinces of British Columbia, Ontario and Quebec are most actively involved in the television and motion picture production industries, and many other provinces are actively soliciting this business.

The Province of British Columbia

     The Province of British Columbia is the third largest film production center in North America - behind Los Angeles and New York. According to British Columbia Film Commission, more than 200 productions were filmed in British Columbia in 2001, 40 of them being feature films having an aggregate production budget of more than CDN$500 million. British Columbia has more than 70 post-production facilities, 50 shooting stages and two water tank facilities. Lions Gate Studios and Vancouver Film Studios are two of the largest film and television studio facilities in Canada. The Bridge Studios, located in Burnaby, has one of the largest special effects stages in North America.

     Some of the major motion pictures filmed in British Columbia in recent years include: Along Came A Spider, Antitrust, Ecks vs. Sever, Dreamcatcher, Get Carter, Insomnia, I Spy, Legends of the Fall, Mission to Mars, The Pledge, Reindeer Games, Romeo Must Die, Rumble in the Bronx, Saving Silverman, The Sweet Hereafter, 13th Warrior, 3000 Miles to Graceland, and X-Men 2.

Government Financing Initiatives

Canadian Government Financial Support

     The Canadian Film Development Corporation, also known as Telefilm Canada, provides financial assistance in the form of equity investments, interest free and low interest loans, development and interim financing. Canadian film and television productions that have significant Canadian creative, artistic and technical content and that meet certain published criteria qualify for financial assistance. Telefilm Canada's provincial counterparts in Quebec, Ontario, Manitoba, Saskatchewan, British Columbia, New Brunswick and Nova Scotia also provide financial support to qualifying Canadian content productions. In 1996, the Canadian federal government established the Canada Television and Cable Production Fund (now operating as the CTF), a government-cable industry partnership that combined the former Cable Production Fund, Telefilm Canada's Canadian Broadcast Program Development Fund and a CDN$100 million contribution from the Department of Canadian Heritage to form an approximately CDN$200 million per year television funding initiative.

British Columbia Government Financial Support

     The Province of British Columbia provides two financing initiatives for the development and production of motion pictures through British Columbia Film. The first initiative, the Development Fund provides development funding to feature films, dramatic or animated television projects or documentaries that have secured recent development commitments from a broadcaster or distributor. A non-recoupable advance, matching a percentage of the broadcast or distribution commitment, to a maximum of CDN$30,000 for each project is available. The second financing initiative, the Feature Film Production Fund, provides up to
CDN$250,000 for the production of each selected fictional, animated or documentary feature-length film projects.

Tax Credits.

     The Canadian federal government provides a refundable tax credit for eligible Canadian-content film or video productions produced by qualified corporations having a permanent establishment in Canada. The Canadian federal tax credit is for a maximum amount of 25% of eligible production costs. In addition to the federal Canadian-content tax credits, most provinces provide additional tax credit programs, ranging from 9.6% to 22.5%. In British Columbia, the tax credit is 20% to 35.5%, depending on location and training provided.

     The Canadian federal government "production services" tax credit for eligible film and television productions produced in Canada, but which do not otherwise qualify as Canadian content is equal to 16% of qualifying Canadian labor expenditures. Assuming that Canadian labor expenditures generally represent approximately 50% of the total production budget, the Canadian federal production services tax credit will net applicants approximately 8% of total production costs. Most provincial governments have also introduced refundable production services tax credit programs at a rate ranging from 5.5% to 17.5% of eligible production costs. In British Columbia, the tax credit is 11% to 17% depending on location.

Co-Production Treaties.

     Canada is a party to film and/or television co-production treaties with over 50 countries, which enables co-productions to qualify as local content and thus be eligible for government assistance and financing in more than one country, which reduces the cost of production. The most active relationship has traditionally been with France, but recently the United Kingdom has become a close second in volume of production.

OUR BUSINESS

     We are committed to the development and production of commercially salable feature-length motion pictures that can be produced for up to $10 million, but which have enduring value in all media. We anticipate not only acquiring rights and producing motion pictures but also capitalizing on other marketing opportunities associated with these properties. We intend to exploit all available rights in each film, including the publishing and promotion of music, the incorporation of original songs on the sound track for subsequent use in promotion, sound track albums and story-telling records and the licensing of merchandising rights.

     We do not have sufficient capital to independently finance our own productions. Accordingly, most of our financial resources will be devoted to financing development activities, which include the acquisition of screenplays, and underlying literary works (such as books and plays). The ability to create or identify and develop commercially viable properties that can be produced by our company will be important for the success of our company. In that regard, we believe that a key element to our success will be the reputations of Messrs. Mills and Thomas in the Vancouver film community and their access to and relationships with creative talent including actors, writers and directors.

     We plan to employ a flexible strategy in developing and producing our motion picture and film properties. We will use our own capital and financial resources to develop a project to the point where it is ready to go into production. We will assemble a "package" consisting of the underlying literary property, a script that is ready for production, and key talent, including a director and principal cast.

     We believe that we should be able to secure key talent based on the attractiveness of the script but we may also offer, as an added incentive, grants of our stock or options to acquire our stock. We will then secure the financing to produce the movie and make it available for distribution. The financing may come from, for example, the Canadian and British Columbia governments, financial institutions, lenders with profit participation, advances from distribution companies, accredited investors or a combination of sources.

     The benefit of developing a project to this advanced stage is that we will have maximum leverage in negotiating production and financing arrangements. Nevertheless, there may be situations when we may benefit from financial assistance at an earlier stage. These occasions may be necessary as a result of lengthy development of a script, the desirability of commissioning a script by a highly paid writer, the acquisition of an expensive underlying work, or a significant financial commitment to a director or star.

     It is common for motion picture producers to grant contractual rights to actors, directors, screenwriters, and other creative and financial contributors to share in revenue or net profits from the motion picture. Except for the most sought-after talent, these third-party participators are generally payable after all distribution fees, marketing expenses, direct production costs and financing costs are recouped in full. We plan to be flexible in compensating talent. We are not averse to entering into profit sharing arrangements. We will also consider the use of our securities to reward the actors and other participants in a successful motion picture.

     Motion picture revenue is derived from the worldwide licensing of a motion picture to several distinct markets, each having its own distribution network and potential for profit. The selection of the distributor for each of our feature films will depend upon a number of factors. Our most basic criterion is whether the distributor has the ability to secure bookings for the exhibition of the film on satisfactory terms. We will consider whether, when and in what amount the distributor will make advances to us. We will also consider the amount and manner of computing distribution fees and the extent to which the distributor will guarantee certain print, advertising and promotional expenditures. We will not attempt to obtain financing for the production of a particular film unless we believe that adequate distribution arrangements for the film can be made.

     In the next two years, our objective is to acquire rights to two dozen screenplays that we can produce into feature films, and to produce and/or co-produce at least two profitable feature films. To date, we have secured options to produce two motion pictures based on the screenplays titled "Code Blue" and "Pelicula". We continue to review potential film projects. We have not, however, acquired any options or entered into any agreements regarding any other projects.

     Upon successful completion of this offering, we will begin pre-production of one of our two developed motion pictures, "Code Blue" or "Pelicula." We expect that our first film will be "Code Blue." We have not yet decided as to which film will be our second. In the next six to eight months, we expect to begin pre-production of "Code Blue", and commence principal photography in the spring of 2004. No assurance can be given, however, that we will obtain the necessary funds to produce any motion pictures.

Feature Film Production

     Feature film production does not require the ownership of expensive equipment. All the necessary equipment needed to engage in every aspect of the film production process can be rented or borrowed for the period in which it is needed. This is standard operating procedure for all production companies within the industry and we plan to follow this procedure in our productions. Such rentals and temporary equipment are accounted for in the budget of each film in what are called the "below the line" costs that are directly charged to the production or the cost of "manufacturing" the film. We plan to rent whatever equipment is needed for the shortest period of time and to coordinate its use to avoid idle time.

     Essential to our success will be the production of high quality films with budgets up to $10 million that have the potential to be profitable. We will not engage in the production of X-rated material. We plan to make motion pictures that appeal to the tastes of the vast majority of the movie-going public. Our films will be cast into a wide range of genres. All movies that may be produced will be suitable for domestic and international theatrical exhibition, pay cable, network and syndicated television, as well as all other ancillary markets.

     The low budgets, within which we intend to operate, will serve the dual purpose of being low enough to limit our downside exposure and high enough to pay for a feature film with accomplished actors or directors that appeal to the major markets. The market pull of the talent to be used must justify their fees by helping to attract advances. Our budgets must remain small enough so that a large percentage of our capital is not put at risk. We intend to produce projects with built-in break-even levels that can be reached with ancillary and foreign distribution revenue. If the movie crosses-over into a wide national distribution release, we can potentially generate a large profit because our share is not limited as with ancillary and foreign revenue.

     In order to produce quality motion pictures for relatively modest budgets, we will seek to avoid the high operating expenses that are typical of major U.S. studio productions. We do not plan on having high overhead caused by large staffs, interest charges, substantial fixed assets, and the investment in a large number of projects never produced. Central to our plan for reducing costs will be the production of our motion pictures in Vancouver, British Columbia, Canada. Vancouver provides an ample talent base, a wide range of auxiliary services such as post production facilities, sound stages and animation studios, and an extremely diverse selection of filming locations. This, in conjunction with an extremely favorable exchange rate and competitive wage rates, will enable us to produce motion pictures for far lower production costs than a similar quality production in the United States. Additionally, we believe that by maintaining a smaller, more flexible staff with fewer established organizational restrictions we can further reduce costs through better time management than is possible in a major studio production.

     Primary responsibility for the overall planning, financing and production of each motion picture will rest with our officers. For each motion picture we will employ an independent film director who will be responsible for, or involved with, many of the creative elements, such as direction, photography, and editing. All decisions will be subject to budgetary restrictions and our business control, although we will permit an independent director to retain reasonable artistic control of the project, consistent with its completion within strict budget guidelines and the commercial requirements of the picture.

Financing Strategy

     We will not be able to produce a feature film on our own with the proceeds of this offering without additional outside financing and the deferral of certain production costs. Wherever possible we will attempt to make arrangements with providers of goods and services to defer payment until a later stage in the production and financing cycle. Once a film package has been assembled, there are various methods to obtain the funds needed to complete the production of a movie. Examples of financing alternatives include the assignment of our rights in a film to a joint venture or a co-producer. Also, we may form a limited liability company or partnership where we will be the managing member or the general partner. In addition we may obtain favorable pre-release sales or pre-licensing commitments from various end-users such as independent domestic distributors, foreign distributors, cable networks, and video distributors. These various techniques, which are commonly used in the industry, can be combined to finance a project without a major studio financial commitment.

     By virtue of our location in British Columbia, Canada, we may be able to obtain financial support from Telefilm Canada and British Columbia Film. By operating in British Columbia and maintaining a permanent establishment in Vancouver, we expect to be able to borrow against tax credits obtained through Canadian federal and provincial production services tax credits. These tax credits will enable to us to recover 27% to 33% of eligible labor costs, or approximately 13.5% to 16.5% of our total production budget. Canadian banks commonly allow producers to borrow against such tax credits in producing motion pictures. Our location in Canada may also allow us to access foreign government financing through international co-productions with treaty countries.

     We may use any one or a combination of these or other techniques to finance our films. We anticipate that any financing method will permit us to maintain control over the production. There can be no assurance that we will be able to successfully arrange for such additional financing and to the extent we are unsuccessful, our production activities may be adversely affected.

     As part of our financing strategy, we may use some of the proceeds of this offering that is allocated to movie production to be used as an advance payment to secure the services of a star actor. This will assure the actor's services and will assist us in obtaining financing to produce the movie.

Distribution Arrangements

     Effective distribution is critical to the economic success of a feature film, particularly when made by an independent production company. We have not as yet negotiated agreements for the distribution of our films.

     We intend to release our films in the United States through existing distribution companies, primarily independent distributors. We will retain the right for ourselves to market the films on a territory-by-territory basis throughout the rest of the world and to market television and other uses separately. In many instances, depending upon the nature of distribution terms available, it may be advantageous or necessary for us to license all, or substantially all, distribution rights through one major distributor.

     It is not possible to predict, with certainty, the nature of the distribution arrangements, if any, which we may secure for our motion pictures.

Competition

     The motion picture industry is intensely competitive. Competition comes from companies within the same business and companies in other entertainment media that create alternative forms of leisure entertainment. We will be competing with the major film studios that dominate the motion picture industry. Some of these firms we compete with include: News Corporation's Twentieth Century Fox; AOL Time Warner's Warner Bros. including Turner, New Line Cinema and Castle Rock Entertainment; Viacom's Paramount Pictures; Vivendi Universal's Universal Studios; Sony Corp.'s Sony Pictures including Columbia and TriStar; Walt Disney Company's Buena Vista, Touchstone and Miramax and Metro-Goldwyn-Mayer including MGM Pictures, UA Pictures, Orion and Goldwyn. We will also compete with numerous independent motion picture production companies, television networks, and pay television systems, for the acquisition of literary properties, the services of performing artists, directors, producers, and other creative and technical personnel, and production financing. Nearly all of the firms we will compete with are organizations of substantially larger size and capacity, with far greater financial and personnel resources and longer operating histories, and may be better able to acquire properties, personnel and financing, and enter into more favorable distribution agreements. In addition, our films compete for audience acceptance with motion pictures produced and distributed by other companies. Our success is dependent on public taste, which is both unpredictable and susceptible to rapid change.

     In order to be competitive, we intend to create independent motion pictures of aesthetic and narrative quality comparable to the major film studios that appeal to a wide range of public taste both in the United States and abroad. By producing our films in Canada we believe that we will be able to significantly reduce production costs, and thereby offer our films to distributors at extremely competitive pricing. We plan to be very selective when choosing literary properties to develop. We plan to produce our motion pictures efficiently, by employing talented and established professionals with experience in the industry. Also, we plan on exploiting all methods of distribution available to motion pictures.

Intellectual Property Rights

     Rights to motion pictures are granted legal protection under the copyright laws of the United States and most foreign countries, including Canada. These laws provide substantial civil and criminal penalties for unauthorized duplication and exhibition of motion pictures. Motion pictures, musical works, sound recordings, artwork, and still photography are separately subject to copyright under most copyright laws. We plan to take appropriate and reasonable measures to secure, protect, and maintain copyright protection for all of our pictures under the laws of the applicable jurisdictions. Motion picture piracy is an industry-wide problem. Our industry trade association provides a piracy hotline and investigates all piracy reports. The results of such investigations may warrant legal action, by the owner of the rights, and, depending on the scope of the piracy, investigation by the Federal Bureau of Investigation and/or the Royal Canadian Mounted Police with the possibility of criminal prosecution.

     Under the copyright laws of Canada and the United States, copyright in a motion picture is automatically secured when the work is created and "fixed" in a copy. We intend to register our films for copyright with both the Canadian Copyright Office and the United States Copyright Office. Both offices will register claims to copyright and issue certificates of registration but neither will "grant" or "issue" copyrights. Only the expression (camera work, dialogue, sounds, etc.) fixed in a motion picture can be protected under copyright. Copyright in both Canada and the United States does not cover the idea or concept behind the work or any characters portrayed in the work. Registration with the appropriate office establishes a public record of the copyright claim.

     To register a motion picture with the Canadian Copyright Office or the United States Copyright Office, a signed application; a complete copy of the motion picture being registered; a written description of the contents of the motion picture; and a filing fee must be sent to each respective office. A copyright registration is effective on the date the office receives all the required elements in acceptable form.

     Ordinarily, a number of individuals contribute authorship to a motion picture, including the writer, director, producer, camera operator, editor, and others. Under the laws of both Canada and the United States, these individuals are not always considered the "authors," however, because a motion picture is frequently a "work made for hire." In the case of a work made for hire, the employer, not the individuals who actually created the work, is considered the author for copyright purposes. We intend all of our films to be works made for hire in which we will be the authors and thereby own the copyright to our films.

     Canada's copyright law is distinguished from that of the United States by recognizing the moral rights of authors. Moral rights refer to the rights of authors to have their names associated with their work, and the right to not have their work distorted, mutilated or otherwise modified, or used in association with a product, service, cause or institution in a way that is prejudicial to their honour or reputation. Moral rights cannot be sold or transferred, but they can be waived. We intend that all individuals who contribute to the creation of any of our motion pictures will be required to waive any such moral rights that they may have in the motion picture.

     For copyright purposes, publication of a motion picture takes place when one or more copies are distributed to the public by sale, rental, lease or lending, or when an offering is made to distribute copies to a group of persons (wholesalers, retailers, broadcasters, motion picture distributors, and the like) for purposes of further distribution or public performance. A work that is created (fixed in tangible form for the first time) on or after January 1, 1978, is automatically protected from the moment of its creation and is ordinarily given a term enduring for the author's life plus an additional 70 years after the author's death. For works made for hire, the duration of copyright will be 95 years from publication or 120 years from creation, whichever is shorter.

     Although we plan to copyright all of our film properties and projects, there is no practical protection from films being copied by others without payment to our company, especially overseas. We may lose an indeterminate amount of revenue as a result of motion picture piracy. Being a small company, with limited resources, it will be difficult, if not impossible, to pursue our various remedies.

     Motion picture piracy is an international as well as a domestic problem. It is extensive in many parts of the world. In addition to the Motion Picture Association of America, the Motion Picture Export Association, the American Film Marketing Association, and the American Film Export Association monitor the progress and efforts made by various countries to limit or prevent piracy. In the past, these various trade associations have enacted voluntary embargoes of motion picture exports to certain countries in order to pressure the governments of those countries to become more aggressive in preventing motion picture piracy. The United States government has publicly considered trade sanctions against specific countries that do not prevent copyright infringement of American motion pictures. There can be no assurance that voluntary industry embargoes or United States government trade sanctions will be enacted. If enacted, such actions may impact the revenue that we realize from the international exploitation of our motion pictures. If not enacted or if other measures are not taken, the motion picture industry, including us, may lose an indeterminate amount of revenue as a result of motion picture piracy.

Censorship

     An industry trade association, the Motion Picture Association of America, assigns ratings for age group suitability for domestic theatrical distribution of motion pictures under the auspices of its Code and Rating Administration. The film distributor generally submits its film to the Code and Rating Administration for a rating. We plan to follow the practice of submitting our pictures for ratings.

     Television networks and stations in the United States as well as some foreign governments may impose additional restrictions on the content of a motion picture that may wholly or partially restrict exhibition on television or in a particular territory.

     We will not engage in the production of X-rated material. We plan to make motion pictures that appeal to the tastes of the vast majority of the movie-going public. We plan to produce our motion pictures so there will be no material restrictions on exhibition in any major market or media. This policy may require production of "cover" shots or different photography and recording of certain scenes for insertion in versions of a motion picture exhibited on television or theatrically in certain territories.

     There can be no assurance that current and future restrictions on the content of our films may not limit or affect our ability to exhibit our pictures in certain territories and media.

     Theatrical distribution of motion pictures, in a number of states and certain jurisdictions, is subject to provisions of trade practice laws passed in those jurisdictions. These laws generally seek to eliminate the practice known as "blind bidding" and prohibit the licensing of films unless theater owners are invited to attend screenings of the film first. In certain instances, these laws also prohibit payment of advances and guarantees to film distributors by exhibitors.

Labor Laws

     We will use non-unionized talent whenever possible to reduce our costs of production. Notwithstanding, many individuals associated with our productions, including actors, writers and directors, will be members of guilds or unions, which bargain collectively with producers on an industry-wide basis from time to time. Our operations will be dependent upon our compliance with the provisions of collective bargaining agreements governing relationships with these guilds and unions. Strikes or other work stoppages by members of these unions could delay or disrupt our activities. The extent to which the existence of collective bargaining agreements may affect us in the future is not currently determinable.

                             DESCRIPTION OF PROPERTY

     We are presently using office space provided at no charge by our president, Thomas E. Mills. We will need to lease approximately 500-1,000 square feet of office space at another location to use as the corporate head office before we are able to implement our business plan.

                                LEGAL PROCEEDINGS

     To the best of the knowledge of our management, neither AMP Productions, Ltd., nor any of its officers or directors is a party to any material legal proceeding or litigation and such persons know of no material legal proceeding or contemplated or threatened litigation. There are no judgments against AMP Productions, Ltd. or its officers or directors. None of the our officers or directors have been convicted of a felony or misdemeanor relating to securities or performance in corporate office.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The following sets forth our directors, executive officers, promoters and control persons, their ages, and all offices and positions held. Directors are elected for a period of one year and thereafter serve until their successor is duly elected by the shareholders. Officers and other employees serve at the will of the Board of Directors.


                                                                                  Term Period Served as
      Name                         Position                       Age             Director/Officer
      ----                         --------                       ---             ----------------

Thomas E. Mills                 President, Treasurer,             35              03/03/03 to present
                                Director

Fidel Thomas                    Vice President, Secretary,        40              03/03/03 to present
                                Director


     Thomas E. Mills serves as our president and treasurer. Mr. Mills is a lawyer, practicing in British Columbia, Canada, who has a wide range of experience in the fields of entertainment law, securities, commercial transactions and e-commerce. After being called to the Bar of British Columbia in 1997, Mr. Mills began practicing as an associate with Danks & Company, a law firm with a practice limited to the entertainment industry. His experience while with Danks & Company was primarily in the areas of film finance and intellectual property. In 1998, Mr. Mills moved to the law firm of McRae, Holmes & King to practice in the area of commercial litigation, as an associate. Mr. Mills left McRae, Holmes & King in 2000, to take a position as in-house counsel for Healthnet International, Inc., a Colorado corporation with a head office in Vancouver, British Columbia having its shares quoted on the NASD OTC:BB (trading symbol HLNT). Healthnet was in the business of providing turn-key e-commerce solutions primarily to the health and nutraceutical industry. While working for Healthnet, Mr. Mills was responsible for commercial agreements, corporate governance, and compliance with securities regulations. In 2001, Mr. Mills took the position of president of Scarab Systems, Inc., a privately held Nevada corporation in the business of providing electronic payment solutions to the e-commerce sector. In July 2002, Scarab Systems, Inc. was acquired by iRV, Inc., a Colorado corporation having its shares quoted on the NASD OTC:BB (trading symbol: IRVV), in a reverse takeover. Under the terms of the acquisition, Mr. Mills became and remains president and chief executive officer of iRV, Inc. On March 24, 2003, iRV, Inc. changed its name to Scarab Systems, Inc. Mr. Mills presently devotes 10 hours a week to Scarab System, Inc. Mr. Mills received his Bachelor of Laws degree from the University of British Columbia in 1996, and holds a Bachelor of Arts degree obtained from the University of Waterloo, Waterloo, Ontario in 1992.

     Fidel Thomas serves as our vice president and secretary. Mr. Thomas has been involved in the film business for more than twelve years. His career started in the United Kingdom with an independent film company, Time and Vision. There he served as head of development and was involved in all areas of the creative process in independent film production. In 1994, Mr. Thomas was offered a position at Johnson Family Films, where he took on a producers role. In 1996, he was an integral part of the critically acclaimed feature "The Mexican Stand Off," which was sold to six territories in Europe. In 1998 Mr. Thomas and associates formed Inner Vision Images Motion Picture Corp. in Vancouver and became part of British Columbia's growing indigenous film industry. Mr. Thomas has also been an active member of the Vancouver International Film Festival since 1998, and contributes his time to their trade forum as a consultant to new filmmakers. Mr. Thomas obtained a degree in sociology at the University of East London, U.K., a degree in fine art at Kingsway University Central London, and a diploma in media practice/advanced screen writing at the Birkbeck College for extramural studies U.K.


                             EXECUTIVE COMPENSATION

     To date we have no employees other than our officers. Neither our officers nor directors have been paid any compensation. We have no employment agreements with any of our officers. We do not contemplate entering into any employment agreements until such time as we receive revenue.

     There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein. We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have issued common stock to the following officers, directors, promoters and beneficial owners of more than 5% of our outstanding securities.



                          Position with
          Name               Company                      Shares              Consideration           Date
          ----               -------                      ------              -------------           ----

Thomas E. Mills           President, Treasurer          6,000,000                  $600           March 23, 2003

Fidel Thomas              Vice President,               2,000,000                  $200           March 26, 2003
                          Secretary



     In March 2003, we acquired options from Mr. Thomas, our vice president, secretary and director, to two screenplays titled "Code Blue" and "Pelicula" for $2,500 each. The options grant us the right, for a period of one year, to acquire all right, title and interest to the two screenplays for $10,000 and $20,000 respectively, plus contingent payments based on certain milestones.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of March 31, 2003, the following table sets forth information known by our management regarding beneficial ownership of our common stock at the date of this prospectus by: each person known by us to own, directly or beneficially, more than 5 percent of our common stock; each of our executive officers and directors; and, all of our officers and directors as a group.

     Except as otherwise indicated, our management believes that the beneficial owners of the common stock listed below, based on information furnished by the owners, own the shares directly and have sole investment and voting power over the shares.

      Name                             Number of Shares            Percent
      ----                             ----------------            -------

Thomas E. Mills                         6,000,000                     75%

Fidel Thomas                            2,000,000                     25%

Directors and officers as a group       8,000,000                    100%
(two persons)

     The address for all officers and directors is 2708-939 Homer Street, Vancouver, British Columbia, Canada, V6B 2W6.

     Messrs. Mills and Thomas are promoters of the company.

                              PLAN OF DISTRIBUTION

     Currently, we plan to sell our common stock through Fidel Thomas, who is our Secretary. We plan to sell our shares of common stock outside the United States to residents of Canada and Europe. Mr. Thomas will not receive any commission from the sale of any common stock. Mr. Thomas will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 (the
"Exchange Act") in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. These conditions are as follows:

1. The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation;

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not, at the time of their participation, an associated person of a broker-dealer; and

4. The person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act in that she (a) primarily performs, or is intended to primarily perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (b) is not a broker-dealer, or an associated person of a broker-dealer, within the preceding twelve (12) months; and (c) does not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on paragraphs
     (a)(4)(i) or (a) (4) (iii) of the Exchange Act.

     Mr. Thomas is not subject to disqualification, is not being compensated, and is not associated with a broker-dealer. Mr. Thomas is and will continue to be one of our officers and directors at the end of the offering and, during the last twelve months, he has not been and is not currently a broker-dealer nor associated with a broker-dealer. Mr. Thomas has not, during the last twelve months, and will not, during the next twelve months, offer or sell securities for another corporation other than in reliance on paragraphs (a)(4)(i) or (a)
(4) (iii) of the Exchange Act.

     It is anticipated that we will be conducting our offering of common stock to residents of Canada and Europe.

                          DESCRIPTION OF THE SECURITIES

     We are currently authorized to issue 100,000,000 shares of $0.0001 par value common stock. All shares when issued, will be fully paid and non-assessable. All shares are equal to each other with respect to liquidation and dividend rights. Holders of voting shares are entitled to one vote for each share that they own at any shareholders' meeting. Holders of our shares of common stock do not have cumulative voting rights.

     Holders of shares of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available. Upon liquidation, holders of shares of common stock are entitled to participate pro-rata in a distribution of assets available for such distribution to shareholders. There are no conversion, preemptive or other subscription rights or privileges with respect to any shares.

     Our Articles of Incorporation do not provide for the issuance of any other securities.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Article Twelfth of our Articles of Incorporation provides, among other things, that no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that any claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by us will be passed upon by the law firm of Bartel Eng & Schroder, Sacramento, California.

                                     EXPERTS

     Our balance sheet as of March 31, 2003, and the related statements of operations and deficit accumulated during the development stage, cash flows and stockholders' equity for the period February 27, 2002 (date of inception) to

March 31, 2003, have been included herein in reliance on the report of Moore Stephens Ellis Foster Ltd., Chartered Accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2, together with all amendments and exhibits, with the Securities and Exchange Commission. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may review a copy of the registration statement at the Securities and Exchange Commission's public reference room, and at Securities and Exchange Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's website at http://www.sec.gov.

MOORE STEPHENS ELLIS FOSTER LTD.
CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC  Canada   V6J 1G1
Telephone:  (604) 734-1112  Facsimile: (604) 714-5916
E-Mail: generaldelivery@ellisfoster.com
Website:  www.ellisfoster.com

--------------------------------------------------------------------------------



REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders

AMP PRODUCTIONS, LTD.
(A development stage company)

We have audited the balance sheet of AMP Productions, Ltd. ("the Company") (A development stage company) as at March 31, 2003, the related statements of stockholders' deficiency, operations and cash flows from February 27, 2003 (inception) to March 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2003 and the results of its operations and cash flows for the period from February 27, 2003 (inception) to March 31, 2003 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Vancouver, Canada                             "MOORE STEPHENS ELLIS FOSTER LTD."
April 10, 2003                                     Chartered Accountants

AMP PRODUCTIONS, LTD.
(A development stage company)


Balance Sheet
March 31, 2003
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------------------------------------------------
                                                                                                                   2003
--------------------------------------------------------------------------------------------------------------------------
ASSETS

Current
  Cash and cash equivalents                                                                             $         5,785
--------------------------------------------------------------------------------------------------------------------------


Total assets                                                                                            $         5,785
==========================================================================================================================


LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Liabilities

Current
  Accounts payable and accrued liabilities                                                              $         3,177

Promissory note and accrued interest                                                                             10,024
--------------------------------------------------------------------------------------------------------------------------

                                                                                                                 13,201
--------------------------------------------------------------------------------------------------------------------------

Stockholders' Deficiency

Share capital
  Authorized:
       100,000,000 common shares with a par value of $0.0001 per share
  Issued and outstanding:  8,000,000 common shares                                                                  800

--------------------------------------------------------------------------------------------------------------------------
(Deficit) accumulated during the development stage                                                               (8,216)
--------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity deficiency                                                                            (7,416)
--------------------------------------------------------------------------------------------------------------------------

==========================================================================================================================
Total liabilities and stockholders' deficiency                                                          $         5,785
==========================================================================================================================

The accompanying notes are an integral part of these financial statements.

                                      F-2

AMP PRODUCTIONS, LTD.
(A development stage company)

Statement of Stockholders' Deficiency
For the period from February 27, 2003 (inception) to March 31, 2003
(Expressed in U.S. Dollars)
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                  Deficit
                                                                                              accumulated
                                                                   Common stock                    during              Total
                                                           -----------------------------      development      stockholders'
                                                                 Shares        Amount               stage         deficiency
-------------------------------------------------------------------------------------------------------------------------------

Issuance of common stock for cash
  March 3, 2003, $0.0001 per share                            8,000,000     $     800      $           -      $          800

Comprehensive income (loss)
  Loss for the period                                                 -             -             (8,216)             (8,216)
-------------------------------------------------------------------------------------------------------------------------------

Balance, March 31, 2003                                       8,000,000     $     800      $      (8,216)     $       (7,416)
===============================================================================================================================

The accompanying notes are an integral part of these financial statements.

AMP PRODUCTIONS, LTD.
(A development stage company)

Statement of Operations
(Expressed in U.S. Dollars)
-----------------------------------------------------------------------------------------------------------------------
                                                                                                           February 27
                                                                                                      2003 (inception)
                                                                                                                    to
                                                                                                              March 31
                                                                                                                  2003
-----------------------------------------------------------------------------------------------------------------------

General and administrative expenses
  Accounting                                                                                         $           1,650
  Consulting                                                                                                     5,427
  Interest                                                                                                          24
  Legal                                                                                                            957
  Office                                                                                                           158
-----------------------------------------------------------------------------------------------------------------------

                                                                                                                 8,216
-----------------------------------------------------------------------------------------------------------------------

Loss for the period                                                                                  $           8,216
=======================================================================================================================

Loss per share
 - basic and diluted                                                                                 $            0.00
=======================================================================================================================

Weighted average number of
  common shares outstanding
 - basic and diluted                                                                                         8,000,000
=======================================================================================================================

The accompanying notes are an integral part of these financial statements.

                                      F-4

AMP PRODUCTIONS, LTD.
(A development stage company)

Statement of Cash Flows
(Expressed in U.S. Dollars)
-------------------------------------------------------------------------------------------------------------------------
                                                                                                             February 27
                                                                                                        2003 (inception)
                                                                                                                      to
                                                                                                                March 31
                                                                                                                    2003
-------------------------------------------------------------------------------------------------------------------------

Cash flows from (used in) operating activities
  Loss for the period                                                                                  $         (8,216)
  Changes in assets and liabilities:
  - increase in accounts payable and accrued liabilities                                                          3,177
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                                                                                 (5,039)
-------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities
  Promissory note                                                                                                10,024
  Proceeds from issuance of common stock                                                                            800
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                                                                                 10,824
-------------------------------------------------------------------------------------------------------------------------

Increase in cash and cash equivalents                                                                             5,785

Cash and cash equivalents, beginning of period                                                                        -
-------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of period                                                               $          5,785
=========================================================================================================================

The accompanying notes are an integral part of these financial statements.

                                      F-5

AMP PRODUCTIONS, LTD.
(A development stage company)

Notes to Financial Statements
March 31, 2003
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

1.   Incorporation and Continuance of Operations

     The Company was formed on February 27, 2003 under the laws of the State of Nevada. The Company has not commenced planned principal operations, producing filmed entertainment. The company is considered a development stage company as defined in SFAS No. 7. The Company has an office in Vancouver, Canada.

     These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred operating losses and requires additional funds to maintain its operations. Management's plans in this regard are to raise equity financing as required.

     These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

     The Company has not generated any operating revenues to date.

2.   Significant Accounting Policies

     (a)  Cash and Cash Equivalents

          Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased.

     (b)  Accounting Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

     (c)  Advertising Expenses

          The Company expenses advertising costs as incurred. There was no advertising expenses incurred by the Company for the period ended March 31, 2003.

     (d)  Loss Per Share

          Loss per share is computed using the weighted average number of shares outstanding during the period. The Company has adopted SFAS No. 128, "Earnings Per Share". Diluted loss per share is equivalent to basic loss per share.

AMP PRODUCTIONS, LTD.
(A development stage company)

Notes to Financial Statements
March 31, 2003
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


2.   Significant Accounting Policies (continued)

     (e)  Concentration of Credit Risk

          The Company places its cash and cash equivalents with high credit quality financial institutions. As of March 31, 2003, the Company had no balance in a bank beyond insured limits.

     (f)  Foreign Currency Transactions

          The Company is located and operating outside of the United States of America. It maintains its accounting records in U.S. Dollars, as follows:

          At the transaction date, each asset, liability, revenue and expense is translated into U.S. dollars by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are remeasured by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

     (g)  Fair Value of Financial Instruments

          The respective carrying value of certain on-balance-sheet financial instruments approximated their fair value. These financial instruments include cash and cash equivalents, accounts payable and accrued liabilities and promissory note and accrued interest. Fair values were assumed to approximate carrying values for these financial instruments, except where noted, since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. The Company is operating outside the United States of America and has significant exposure to foreign currency risk due to the fluctuation of currency in which the Company operates and U.S. dollar.

     (h)  Income Taxes

          The Company has adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

AMP PRODUCTIONS, LTD.
(A development stage company)

Notes to Financial Statements
March 31, 2003
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

2.   Significant Accounting Policies (continued)

     (i)  Stock-Based Compensation

          The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-based Compensation. SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation. The Company accounts for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations.

          The Company did not grant any stock options during the period.

     (j)  Comprehensive Income

          The Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Stockholders' Equity (Deficiency). Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. The Company has no elements of "other comprehensive income" for the period ended March 31, 2003.

     (k)  New Accounting Pronouncements

          In April 2003, the Financial Accounting Standard Board issued Statement of Financial Accounting Standard No. 149 (SFAS 149),
          Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003. We do not expect the implementation of SFAS No. 49 to have a material impact on our consolidated financial statements.

3.   Promissory Note and Accrued Interest, due February 25, 2005

     ---------------------------------------------------------------------------

     Principal, unsecured and bearing interest at 3%                    $ 10,000
     per annum Accrued interest                                               24
     ---------------------------------------------------------------------------

                                                                        $ 10,024
     ===========================================================================

AMP PRODUCTIONS, LTD.
(A development stage company)

Notes to Financial Statements
March 31, 2003
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

4.   Income Taxes

     As at March 31, 2003, the Company has estimated net operating losses carryforward for tax purposes of $13,000. This amount may be applied against future federal taxable income. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management's judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

     The tax effects of temporary differences that give rise to the Company's deferred tax asset (liability) are as follows:

     ---------------------------------------------------------------------------

     Tax loss carry forwards                                            $ 4,550
     Valuation allowance                                                 (4,550)
     ---------------------------------------------------------------------------

                                                                        $   -
     ===========================================================================

5.   Related Party Transactions and Commitments

     On March 2, 2003, the Company entered into two purchase agreements with a director of the Company to acquire two literary materials. Pursuant to the agreements, the Company is granted an option, for a period of one year, to acquire all right, title and interest for above two literary materials. The consideration for the option of acquisition is $2,500 for each of the literary material. As at March 31,2003, this amount remained unpaid.

     The considerations for the two literary materials are $10,000 and $20,000 respectively plus contingent compensation, which is payable to the vendor based on certain milestone reached, if any, by the company.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

     The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

     (a) Section 78.751 of the Nevada Business Corporation Act provides that each corporation shall have the following powers:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no lo contendere or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

     (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders of disinterested directors or otherwise, for either an action in his official capacity or an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

7. The registrant's Articles of Incorporation limit liability of its Officers and Directors to the full extent permitted by the Nevada Business Corporation Act.

Item 25. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated costs and expenses we will pay in connection with the offering described in this registration statement:

                                                                  Amount (1)
                                                                 -----------
SEC Registration fee                                             $     15.00
Blue Sky fees and expenses                                       $  2,500.00
Printing and shipping expenses                                   $  1,000.00
Accounting fees and expenses                                     $  3,000.00
Legal fees                                                       $ 10,000.00
Transfer and Miscellaneous expenses                              $  3,485.00
                                                                 -----------
Total (1)                                                        $ 20,000.00

(1)  All expenses, except SEC registration fees, are estimated.

Item 26. Recent Sales of Unregistered Securities.

     On March 23, 2003, 6,000,000 restricted common shares were issued to our president, treasurer and director, Thomas E. Mills, in exchange for a cash payment on behalf of the Company of $600. The shares were issued without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Section 4(2) of the Securities Act. No general solicitation was made in connection with the offer or sale of these securities.

     On March 26, 2003, 2,000,000 restricted common shares were issued to our vice president, secretary and Director, Fidel Thomas, in exchange for a cash payment on behalf of the Company of $200. The shares were issued without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Section 4(2) of the Securities Act. No general solicitation was made in connection with the offer or sale of these securities.

Item 27. Exhibits

Exhibit No.             Document
3.1                     Articles of Incorporation
3.2                     Bylaws
5.1                     Legal opinion
10.1                    Promissory Note
10.2                    Option to Purchase Agreement "Pelicula"
10.3                    Option to Purchase Agreement "Code Blue"
23.1                    Consent of Accountant
23.2                    Consent of Counsel (contained in Exhibit 5.1)
99.1                    Specimen Subscription Agreement

Item 28. Undertakings.

     Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Articles of Incorporation or provisions of the Nevada Business Corporations Act, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether or not such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake to:

(1)  File,  during  any  period  in  which  we  offer  or  sell  securities,   a
post-effective amendment to this registration statement to:

     (a) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 Registration Statement and authorized this registration to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on June 5, 2003.


                                               AMP PRODUCTIONS, LTD.

                                               /s/Thomas E. Mills
                                               ---------------------------
                                               By: Thomas E. Mills
                                                   President and Treasurer

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates stated:

                                               /s/Thomas E. Mills
Date:  June 5, 2003                            ---------------------------------
                                               By: Thomas E. Mills
                                               President and Treasurer, Director
                                               (Principal Executive, Financial
                                                   and Accounting Officer)

                                               /s/Fidel Thomas
Date:  June 5, 2003                            ---------------------------------
                                               By: Fidel Thomas, Vice President,
                                               Secretary, Director